Exhibit No. 15

Awareness Letter from Independent Registered Public Accounting Firm

Armstrong World Industries, Inc.

Lancaster, Pennsylvania

Re: Registration Statements No. 333-138034, 333-154765, 333-177072, 333-179711

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 27, 2014 related to our review of the interim condensed consolidated financial information of Armstrong World Industries, Inc.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Philadelphia, Pennsylvania

October 27, 2014